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Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

July 15, 2004

Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724

Ladies and Gentlemen:

        We have acted as counsel to Walter Industries, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration by the Company of $175,000,000 aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2024 (the "Notes") and the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") into which the Notes may be converted (the "Conversion Shares"), in connection with the resale by certain selling securityholders of the Notes and the Conversion Shares. The Notes were issued under an indenture dated as of April 20, 2004 (the "Indenture") between the Company and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        We have examined the Registration Statement, the Indenture, a form of global note representing the Notes and a specimen certificate representing the Common Stock, which have been filed with the Commission or incorporated by reference as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Indenture is the valid and legally binding obligation of the Trustee and (2) the Notes have been duly authenticated by the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     The Notes have been duly authorized, executed, issued and delivered by the Company and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     The Conversion Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

        Our opinion set forth in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the State of New York, and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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